EXHIBIT 99.1

PRESS RELEASE

Fidelity National Financial, Inc. Reports First Quarter 2004 EPS of $0.88

Jacksonville, Fla. — (April 29, 2004) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, today reported operating results for the three-month period ended March 31, 2004.

1st Quarter 2004	1st Quarter 2003
Net Earnings	Net Earnings
$150.2 million	$143.6 million
$0.88 per diluted share	$1.05 per diluted share

•	Revenue for the first quarter of 2004 was $1.8 billion, compared with $1.4 billion for the first quarter of 2003

•	Revenue from Financial institution processing and outsourcing was $288 million for the first quarter of 2004 versus $41 million for the first quarter of 2003, largely due to the acquisition of Fidelity Information Services on April 1, 2003

•	Fidelity Information Services generated $237 million in revenue for the first quarter of 2004, a 12 percent increase over the first quarter 2003 FIS revenue of $211 million; FNF did not own FIS in the first quarter of 2003

•	Fidelity Information Services organic revenue growth was 3.7 percent for the first quarter of 2004 over the first quarter of 2003

•	Real estate information services revenue was $143 million for the first quarter of 2004 compared with $114 million for the first quarter of 2003

•	Specialty insurance contributed $49 million for the first quarter of 2004 versus $28 million in the first quarter of 2003

     The following table provides segment financial information for the three months ended March 31, 2004:

	Title and			Specialty	Corporate
$ amounts in thousands	Escrow	FIPO	REIS	Insurance	and Other	Total
Operating Revenue	$1,327,180	$288,384	$143,042	$48,670	$2,542	$1,809,818
Interest and Investment Income and Realized Gains/(Losses)	$24,568	($215)	$346	$719	$1,582	$27,000
Pre-Tax Income (Loss)	$175,395	$44,647	$28,479	$6,718	($12,384)	$242,855
Pre-Tax Margin	13.2%	15.5%	19.9%	13.8%	—	13.4%

     “The first quarter was a great start to a very important year for our company,” said Chairman and Chief Executive Officer William P. Foley, II. “With the widespread expectation of a slowdown in the mortgage market in 2004, we see this as an opportunity to highlight the impact that our diversification efforts can have on revenue and earnings. Our non-title insurance operations generated 26 percent of total revenue in the first quarter of 2004 after accounting for just 13 percent in the first quarter of 2003. With the acquisitions of Aurum Technologies, Sanchez Computer Associates and Bankware added to Fidelity Information Services, we have built that business into a $1.3 billion run-rate revenue base in just twelve months. We are confident that we will continue to make meaningful progress on our goal of a more balanced financial profile for the company.”

     The following table depicts monthly direct orders opened and closed for the first quarter of both 2004 and 2003:

Month	Direct Orders Opened	Direct Orders Closed	Closing %
January 2004	295,300	196,300	66%
February 2004	310,600	191,100	62%
March 2004	449,700	255,700	57%

Month	Direct Orders Opened	Direct Orders Closed	Closing %
First Quarter 2004	1,055,600	643,100	61%

Month	Direct Orders Opened	Direct Orders Closed	Closing %
January 2003	369,000	232,700	63%
February 2003	380,300	235,500	62%
March 2003	507,000	278,700	55%

First Quarter 2003	1,256,300	746,900	60%

     “The first quarter was a somewhat unusual start to the year,” said President Randy Quirk. “We entered the year with order counts and staffing down significantly from their peak levels of 2003. However, as the quarter progressed, mortgage rates fell and order counts increased significantly as we entered March. Those open orders provide momentum as we enter the second quarter.”

     Fidelity National Financial, Inc., number 262 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. The Company had total revenue of more than $7.7 billion and earned more than $860 million in 2003, with cash flow from operations of nearly $1.3 billion for that same period. FNF is one of the world’s largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries through its subsidiary Fidelity Information Services, Inc. Fidelity Information Services processes nearly 50 percent of all U. S. residential mortgages, with balances exceeding $3 trillion, has processing and technology relationships with 46 of the top 50 U. S. banks and has clients in more than 50 countries who rely on its processing and outsourcing products and services. Additionally, FNF is the nation’s largest title insurance company and also provides other real estate-related services such as escrow, flood and tax certifications with life of loan monitoring, merged credit reporting, property valuations and appraisals, default management, relocation services, flood, homeowners and home warranty insurance, exchange intermediary services, mortgage loan aggregation and fulfillment, multiple listing services software, mortgage loan origination software, collateral scoring analytics and real property data. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations,
904-854-8120, dkmurphy@fnf.com

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY OF EARNINGS
(In thousands, except per share amounts and order information)

	Three months ended
	March 31,
	2004	2003
	(Unaudited)	(Unaudited)
Direct title premiums	$464,948	$473,230
Agency title premiums	606,333	494,431

Total title premiums	1,071,281	967,661
Escrow and other title-related fees	255,899	258,235

Total title and escrow	1,327,180	1,225,896
Financial institution processing and outsourcing	288,384	41,086
Real estate information services	143,042	114,078
Specialty insurance	48,670	27,733
Interest and investment income	14,527	17,057
Realized gains, net	12,473	6,633
Other income	2,542	4,393

Total revenue	1,836,818	1,436,876
Personnel costs	636,596	441,339
Other operating expenses	416,151	315,609
Agent commissions	474,364	387,213
Claim loss expense	58,920	48,384
Interest expense	7,932	8,060

Total expenses	1,593,963	1,200,605
Earnings before income taxes	242,855	236,271
Income tax expense	92,285	87,420
Minority interest	329	5,272

Net earnings	$150,241	$143,579

Net earnings per share — basic	$0.91	$1.08

Net earnings per share — diluted	$0.88	$1.05

Weighted average shares — basic	165,605	132,432

Weighted average shares — diluted	171,103	136,628

Direct orders opened	1,055,600	1,256,300
Direct orders closed	643,100	746,900
Fee Per File	$1,101	$963

SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	March 31,	December 31,
	2004	2003
	(Unaudited)
Cash and investment portfolio	$3,341,856	$3,181,636
Goodwill	2,214,749	1,926,478
Capitalized software	343,004	290,108
Other intangible assets	581,073	529,940
Total assets	7,955,052	7,295,339
Notes payable	910,258	659,186
Reserve for claim losses	977,859	940,217
Secured trust deposits	801,016	671,882
Total equity	4,143,191	3,873,359
Book value per share	24.49	23.50

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